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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Digital Recorders, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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DIGITAL RECORDERS, INC.
(A North Carolina Corporation)

Corporate Administration /*\ 5949 Sherry Lane, Suite 1050 /*\ Dallas, Texas 75225

NOTICE OF THE
ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Digital Recorders, Inc. will be held at the Sheraton Imperial Hotel and Convention Center in Durham, N.C. on Wednesday, May 22, 2002, at 10 a.m. (Eastern) for the following purposes:

  1.
  To elect four Class One directors to serve until the Annual Meeting in the year 2005.

  2.
  To ratify the selection of independent auditors for the year 2002.

  3.
  To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

For the convenience of our shareholders, a continental breakfast will be available at 9:30 a.m. (Eastern) at the same meeting location.

Shareholders of record at the close of business on April 1, 2002 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ DAVID L. TURNEY Chairman, Chief Executive Officer and President April 30, 2002

To ensure your representation at the Annual Meeting, please fill in, sign, date and return the Proxy submitted herewith using the enclosed addressed envelope. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the Annual Meeting.

DIGITAL RECORDERS, INC.
(A North Carolina Corporation)

Corporate Administration /*\ 5949 Sherry Lane, Suite 1050 /*\ Dallas, Texas 75225

PROXY STATEMENT

April 30, 2002

This Proxy Statement is furnished to the shareholders of Digital Recorders, Inc. for the purpose of solicitation of the enclosed Proxy by the Company's Board of Directors for use in voting at the Annual Meeting of Shareholders. A copy of the Company's Form 10-KSB accompanies this Proxy Statement and Proxy, which are first being mailed to Shareholders on or about Tuesday, April 30, 2002.

The Annual Meeting of Shareholders will be held on Wednesday, May 22, 2002, at 10 a.m. (Eastern) for the purposes stated in the preceding Notice of Annual Meeting of Shareholders.

The Proxy may be revoked by appropriate written notice at any time before it is exercised. (See Voting, Solicitation of Proxies, Shareholder Proposals and Nominations.)

In connection with the Annual Meeting of Shareholders, the Company will furnish, without charge, to any record holder or beneficial owner of its Common Stock on such record date, upon receipt of a written request, additional copies of its Form 10-KSB and/or a complete investor's packet, including recent news releases and other informational brochures. Written requests should be directed to following physical address and/or electronic address.

Digital Recorders, Inc.
Corporate Administration
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
E-Mail: ir@digrec.com

VOTING AND SOLICITATION OF PROXIES

Voting

A majority of the outstanding shares of the Company's common stock eligible to vote on a matter must be represented in person or by proxy at the Annual Meeting of Shareholders to constitute a quorum for transaction of business with respect to that matter.

-
If a quorum exists with respect to the election of directors, the four candidates receiving the greatest number of affirmative votes will be elected.
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An abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting.
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A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
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Abstentions and broker "non-votes" are not counted in the calculation of the votes. Therefore, abstentions and broker "non-votes" have no effect.
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A proxy may be revoked by the shareholder at any time prior to its being voted by giving notice to the Company's Corporate Secretary, by executing and delivering a proxy with a later date, or by voting in person at the Annual Meeting of Shareholders.
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Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the shareholder instructions contained therein.
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If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the Board of Directors' recommendations.

The record date with respect to this solicitation is April 1, 2002. All holders of record of Common Stock as of the close of business on the record date are entitled to vote at the Annual Meeting of Shareholders. As of the record date, the Company had 3,704,475 shares of Common Stock outstanding, the shares of which constitute the only class of outstanding shares of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of Common Stock is entitled to one vote.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. Such expenses will include charges by brokers, banks or their nominees, other custodians and fiduciaries for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation.

  AS A MATTER OF POLICY, PROXIES, BALLOTS, AND VOTING TABULATIONS THAT
  IDENTIFY INDIVIDUAL SHAREHOLDERS ARE HELD CONFIDENTIAL BY THE COMPANY. SUCH DOCUMENTS ARE AVAILABLE FOR EXAMINATION ONLY BY THE INSPECTORS OF THE ELECTION, WHO ARE EMPLOYEES APPOINTED TO TABULATE THE VOTES. THE IDENTITY OF THE VOTE OF ANY SHAREHOLDER IS NOT DISCLOSED EXCEPT AS MAY BE NECESSARY TO MEET LEGAL REQUIREMENTS.

WHERE TO ADDRESS QUESTIONS REGARDING THE
PROPOSALS HEREIN AND HOW TO OBTAIN ADDITIONAL COPIES

Questions

If you have additional questions about the proposals discussed in this Proxy Statement you should contact: Digital Recorders, Inc.; Corporate Administration; 5949 Sherry Lane, Suite 1050; Dallas, Texas 75225; Phone: (214) 378-8992; Fax: (214) 378-8437; E-Mail: ir@digrec.com.

Additional Copies

If you would like additional copies of this Proxy Statement, or if you have questions with respect to voting your shares, you should contact the Company's transfer agent: Continental Stock Transfer & Trust Company; 2 Broadway; New York, NY 10004.

Proposal One
ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes with each class serving staggered terms of three years. The Board is currently composed of:

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Four Class One directors (Stephanie L. Pinson, Joseph Tang, Lawrence A. Taylor, and Juliann Tenney)
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Three Class Two directors (C. James Meese Jr., John K. Pirotte, and David L. Turney)
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Three Class Three directors (Russell Cleveland, John D. Higgins Sr., and J. Phillips L. Johnston)

Commencing with this Annual Meeting, directors in Class One are subject to re-election for a three-year term, if nominated. In 2003, the directors in Class Two will be up for re-election, if nominated. In 2004, the directors in Class Three will be up for re-election, if nominated. Commencing with the election at this Annual Meeting, each elected director will serve a term of three years and until a successor has been elected.

Since this is the first election of directors after staggered director terms were approved by the shareholders and implemented, the four nominees in Class One are subject to nomination and election. They are: (1) Stephanie L. Pinson, (2) Joseph Tang, (3) Lawrence A. Taylor, and (4) Juliann Tenney.

Nominees Standing for Election as Directors at the Annual Meeting of Shareholders

The Board of Directors knows of no reason why the following nominees would be unable to serve as a director.

NOMINEES

Name	Current Position	Term Expires (If Elected)

Stephanie L. Pinson	Director	2005

Joseph Tang	Director	2005

Lawrence A. Taylor	CFO and Secretary	2005

Juliann Tenney	Director	2005

If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Following are biographies for each of the nominees for re-election as directors, including their recent employment, positions with the Company, other directorships and age as of the date of this Proxy Statement.

Stephanie L. Pinson, age 65, presently serves as President of Gilbert Tweed Associates, Inc., a well established retained executive search firm based in New York City. Ms. Pinson has served as President of Gilbert Tweed since 1996, prior to which she held the title of Principle, joined the company in 1981, and has been an owner since 1987. She is a member of the Gilbert Tweed Board of Directors and has responsibility for the successful operation of the firm. Ms. Pinson is the practice leader for the firm's widely recognized Transportation Search Practice, specializing in searches for Public Transit Authorities and their suppliers. The practice also supports aviation and port clients. With her partner, Janet Tweed Gusman, Ms. Pinson is also engaged in the Information Technology, Insurance and Industrial Practices. Her work with high technology and manufacturing companies is global in nature, and she directs Gilbert Tweed's offices in Bombay and New Delhi, India. Prior to joining Gilbert Tweed Associates, Ms. Pinson served as Director of Relocation Services for Real Estate World in Boulder, Colorado from 1978 to 1980. From 1972 to 1980, she studied and taught Medieval English Literature at Rutgers, the State University in New Jersey. Ms. Pinson serves in a variety of Association and Not for Profit Board positions. She is a member of the American Public Transportation Association's ("APTA") Executive Committee, serving as Vice Chair-Business Members at Large. She also serves on the APTA Chairman's Diversity Council. She is a member of the Overlook Hospital Board of Advisors in Summit, New Jersey where she chairs the Patient Satisfaction Committee. Ms. Pinson received her Bachelors and Masters Degrees in English Literature from Rutgers University where she also qualified for the Ph.D.

Joseph Tang, age 54, is the founder of Lite Vision Corp. Ltd. and has served as Chairman and CEO since 1990. He has served as a director of the Company since 1998. From 1981 to 1990, Mr. Tang was the Vice President of marketing for Taiwan Liton Electronics Corp. Ltd. Mr. Tang received his B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Lawrence A. Taylor, age 55, has 12 years' experience in the transit industry, as well as extensive knowledge and experience in auditing, merger and acquisition reporting, analysis and financial information-technology systems. He has been the Company's secretary, chief financial officer and vice president since May 1998. From March 1997 to June 1999, Mr. Taylor was a partner in the Dallas office of Tatum CFO, LLP, a professional partnership of career CFOs. From March 1995 to August 1996, he was senior vice president of Precept Business Products, Inc., a privately held holding company in Dallas that distributed business forms, construction and on-demand courier services. From May 1991 to December 1994, he was vice president and group controller of Dallas-based Mark IV Industries' Transportation Products Group, which included nine companies, subsidiaries and operating units serving transit and transportation markets worldwide. Prior to 1991, he served in various financial managerial capacities in the food processing, commercial construction and oil field supply industries, as well as other manufacturing environments. A 1970 graduate of Wayne State University in Detroit, Mich., Mr. Taylor earned a B.S. degree in Accounting. A Certified Public Accountant, he is a member of the Texas Society of CPAs and its Dallas Chapter, the American Institute of CPAs, and Financial Executive International.

Juliann Tenney, JD, age 49, has served as a director of the Company since April 1991. Employed by Duke University since September 1998, she presently serves as Compliance Officer for the Duke University School of Medicine. She has been a lecturer for Duke University's Nonprofit Management program since 1989. From August 1990 through July 1993, she served as Executive Director of the Southern Growth Policies Board, an interstate alliance charged with designing economic development and growth strategies for southern Governors and legislators. From August 1988 to August 1990, Ms. Tenney served as Director for the Economic and Corporate Development Division of the North Carolina Biotechnology Center and also as their House Legal Counsel. From November 1987 to August 1988, Ms. Tenney was Assistant Secretary at the North Carolina Department of Commerce. From August 1985 to November 1987, she was Executive Director of the North Carolina Technological Development Authority. Prior to that time, she was a practicing attorney. Ms. Tenney received a B.A. degree from the University of North Carolina and a law degree from Duke University.

THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS
THAT SHAREHOLDERS VOTE FOR THE
DIRECTOR NOMINEES PREVIOUSLY IDENTIFIED.

2001-2002 BOARD OF DIRECTORS

Current Members

The following individuals currently serve on the Company's Board of Directors:

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David L. Turney, Chairman, Chief Executive Officer and President
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Russell Cleveland, President and Chief Executive Officer, Renaissance Capital Group, Inc., Dallas, Texas
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John D. Higgins Sr., Retired Investment Banker, Glen Head, N.Y.
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J. Phillips L. Johnston, President, ID Technologies, Inc., Raleigh, N.C.
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C. James Meese Jr., President, Business Development Associates, and General Partner, Passages Venture Fund, LP, Raleigh, N.C.
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Stephanie Pinson, President and Chief Operating Officer, Gilbert Tweed Associates, New York, N.Y.
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John K. Pirotte, Chairman and Chief Executive Officer, CORPEX Technologies Inc., and President, Matrix Surface Technologies Inc., Raleigh, N.C.
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Joseph Tang, President, Lite Vision Corporation, Taiwan, Republic of China
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Lawrence A. Taylor, Secretary, Chief Financial Officer and Vice President
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Juliann Tenney, Compliance Officer, Duke University School of Medicine, Durham, N.C.

Certain information about the board of directors, other than those nominated for election, is furnished below.

David L. Turney, age 58, has served as Chairman of the Board and Chief Executive Officer of Digital since May 1998 and as a director of Digital since May 1996. Mr. Turney was co-founder, Chairman and CEO of Robinson Turney International, Inc. ("RTI"), a consulting firm, which was merged into Digital effective as of April 1998. RTI is engaged in business development, marketing services, advisory services, and merger, acquisition and financing assignments for selected clients. Until the date of merger, RTI clients included Digital and all clients were in the transit and transportation equipment industries. From March 1994 to December 1995, Mr. Turney was also engaged in strategic planning and development consulting services for his former employer, Mark IV Industries, Inc. ("Mark IV"), formerly a New York Stock Exchange listed company since acquired by a private investor. From February 1991 to February 1994, he was President and Group Executive of Mark IV Transportation Products Group, a group of nine companies, subsidiaries and operating units of Mark IV, serving transit and transportation markets worldwide, which group Mr. Turney founded and developed. From 1984 to 1991, Mr. Turney was President of the Luminator division of Gulton Industries, Inc., which became a wholly owned subsidiary of Mark IV in 1987. Prior to 1984, he served in various managerial and engineering capacities in four corporations spanning the telecommunications, industrial hard goods, consumer electronics and electromagnetic components industries. Mr. Turney received his B.S. degree in industrial management from the University of Arkansas and has participated in numerous postgraduate study courses in finance, mergers and acquisitions, public company administration and operations.

Russell Cleveland, age 64, was appointed a director of the Company by the Board of Directors in August 2001 pursuant to a position established by the Board under the Convertible Subordinated Debenture for the Mobitec Holding AB acquisition. He is the principal founder and the majority shareholder of Renaissance Capital Group, Inc., in Dallas, Texas. Renaissance Capital provides capital to emerging publicly owned companies. Mr. Cleveland is a Chartered Financial Analyst who has specialized in investing in emerging growth companies for over 40 years. Mr. Cleveland is a graduate of the University of Pennsylvania, Wharton School of Finance and Commerce. He has served as President of the Dallas Association of Investment Analysts and his background includes executive positions with major southwest regional brokerage firms. For more than 10 years, he was a contributing editor of Texas Business Magazine, for which he analyzed investment trends. Mr. Cleveland currently serves as President and Director of Renaissance Capital Growth & Income Fund III, Inc. (NASDAQ: RENN). He also is Director and Manager of Renaissance U.S. Growth and Income Trust PLC, which is traded on the London Exchange, and U.S. Portfolio manager of BFS U.S. Special Opportunities Trust PLC (London based). Over the years, Mr. Cleveland has served on the Boards of many publicly traded emerging growth companies.

John D. Higgins Sr., age 69, was elected a director of Digital in February 1998. From 1990 and through November 1999, Mr. Higgins was Senior Vice President of Corporate Finance for Royce Investment Group, Inc., certain assets of which were subsequently acquired by Investec Ernst & Company, an international investment and merchant banking firm. Mr. Higgins is currently retired from Investec Ernst and pursuing personal business interests. Mr. Higgins holds B.B.A. and M.B.A. degrees from Hofstra University.

J. Phillips L. Johnston, age 62, has served on the Board of Directors since April 1990. He is Chief Executive Officer and President of ID Technologies, a public company since September 1999. He was Chief Executive Officer of Pilot Therapeutics, Inc. from September 1998 to September 1999. He was President and Special Programs Administrator of Digital Recorders from April 1998 to May 15, 1998. From May 15, 1998 to December 31, 1998 he served as Special Programs Administrator. Until April 1998 he had served as the Chairman of the Board, President and Chief Executive Officer of Digital. He was the Administrator of the North Carolina Credit Unions from September 1987 to April 1990. From October 1979 to September 1987, Mr. Johnston served as President and Chief Executive Officer of Data Pix, Inc., Norman Perry, Chantry, Ltd., and Erwin-Lambeth, Inc., each of which was privately-held companies. From 1971 through 1979, he was President and Chief Executive Officer of Currier Piano Company, Marion, North Carolina. He is a director of several private companies including RemoteLight.com, Inc. where he serves as Vice Chairman. He has authored two books and is a Babcock Fellow at Wake Forest University. Mr. Johnston received his AB degree in economics from Duke University, attended the Stern Business School at New York University and received his law degree from the University of North Carolina.

C. James Meese Jr., age 60, has served as a director of Digital since April 1991 and was an independent sales representative for the DR business group from February 1993 through May 1995. Since 1989 he has provided advice and assistance to high growth companies on issues of market development, capitalization, corporate governance and organizational structuring through Business Development Associates, Inc., for which he is President. In addition, during 2000, he became a General Partner in Passages Venture Fund, LP, a venture capital fund that intends to invest in early stage technology-based companies. Prior to 1989 he spent approximately 20 years in various senior corporate marketing, business development and finance positions. Mr. Meese also is a director of New Wave Powerboats, Inc. and Tech Fuels, Inc. Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

John K. Pirotte, age 52, is Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology, since 1990. He also is President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies, since 1997. Mr. Pirotte also was President and Chief Operating Officer of Teleion Wireless, Inc., a privately held company that develops and markets wireless data communication modules, from August 2000 to March 2002. In addition, Mr. Pirotte was Chairman and Chief Executive Officer from 1981 until 1988 and Chief Financial Officer from 1979 to 1981 of The Aviation Group, Inc., a former NASDAQ listed company (symbol LIFT) that was acquired in 1985. He is a member of the Board of Directors of Pharmanetics, Inc. a NASDAQ listed biotech company (symbol PHAR) specializing in theranostic management of various therapeutics affecting coagulation. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a

B.A. from Princeton University and an M.S. from New York University Graduate School of Business Administration.

Meetings

The Board of Directors held six meetings in fiscal year 2001. All directors, except Mr. Tang, attended more than 75 percent of the aggregate of Board and committee meetings held during fiscal year 2001.

Committees

The Board of Directors has delegated certain of its authority to its Compensation, Audit, Nominating and Executive committees. Other than Mr. Turney and Mr. Taylor, who serve as ex-officio members of certain committees in which they are not regular members, no member of any committee is an officer or employee of the Company.

DIGITAL RECORDERS, INC. SUMMARY OF THE COMMITTEES ON WHICH DIRECTORS SERVE

Board Member	Compensation	Audit	Nominating	Executive

David L. Turney	**	**	X	X*

Russell C. Cleveland				X****

John D. Higgins		X	X*

J. Philips L. Johnston	X			X

C. James Meese Jr.		X*	X	X***

Stephanie L. Pinson	X

John K. Pirotte		X		X

Joseph Tang			X

Lawrence A. Taylor		**		**

Juliann Tenney	X*

*
Committee Chairperson
**
Ex-Officio Member
***
Member During First and Second Quarters in Year 2001 Only
****
Member during Third and Fourth Quarters in Year 2001 Only

The Audit Committee currently is composed of Mr. Meese (Chairperson), Mr. Pirotte and Mr. Higgins. The Audit Committee held six meetings in fiscal year 2001. The members of the Audit Committee are independent within the meaning of Rule 4200(a) (14) of the NASD Marketplace Rules. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by the Company's independent auditors and to approve audit fees charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors. See "Audit Committee Report."

The Compensation Committee currently is composed of Ms. Tenney (Chairperson), Mr. Johnson, and Ms. Pinson. The Compensation Committee held five meetings in fiscal year 2001. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to certain compensation policy matters and to administer the Company's incentive stock option plan.

The Executive Committee currently is composed of Mr. Turney (Chairman), Mr. Cleveland, Mr. Pirotte and Mr. Johnston. (Mr. Meese served on the Executive Committee during first and second quarters 2001,

while Mr. Cleveland served during third and fourth quarters 2001.) The Executive Committee met six times in fiscal 2001. The Executive Committee advises and monitors actions related to financing, mergers and acquisitions, as well as engages in other details where the Board of Directors may so request.

The Nominating Committee currently is composed of Mr. Higgins (Chairperson), Mr. Meese, Mr. Tang and Mr. Turney. The Nominating Committee met two times during 2001. The Nominating Committee makes advisory recommendations to the Board of Directors about appropriate composition and membership on the Board of Directors and its committees. The Nominating Committee will consider nominees for board election recommended by the Company's shareholders. Shareholders wishing to propose nominees for directors for next year's Annual Meeting should submit such proposed nominees to the Company by the date that Shareholder Proposals in next year's Proxy Statement must be received. All nominees proposed by shareholders will be considered by the Nominating Committee in making its nominations for directors but will not necessarily be accepted.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001 (the "Fiscal Year 2001 Financial Statements").

The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Fiscal Year 2001 Financial Statements be included in the Company's Form 10-KSB for the year ended December 31, 2001.

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of the Proxy Statement, in connection with the Annual Meeting, except to the extent that the Company specifically requests that this Report be specifically incorporated by reference.

The foregoing report has been furnished by the following members of the Board of Directors of the Company who comprised the Audit Committee:

C. JAMES MEESE JR. (Chairman) JOHN D. HIGGINS JOHN K. PIROTTE DAVID L. TURNEY (Ex-Officio) LAWRENCE A. TAYLOR (Ex-Officio) April 30, 2002

COMPENSATION COMMITTEE REPORT

Compensation Policy and Practice

The Company's policy for compensation paid to all employees, particularly including Executive Officers and Key Management, is to reward for performance, maintain competitive compatibility with the prevailing industry and employment market practice, and align strategy, values, and management initiatives with Shareholder interests. The Compensation Committee directly sets compensation of the CEO and CFO and generally sets Company-wide compensation policy.

Compensation paid includes, depending upon level of responsibility and authority of the individual, base salary compensation, incentive compensation, and for all employees availability of a 401(k) savings plan (no company contribution was made to such plan in year 2001) and typical health insurance coverage partially paid by the employee.

All Executive and Key Management in a position to most directly impact shareholder value participate in an Executive Incentive Compensation ("EIC") Plan. That plan is directly based on profit and asset management result of company operations within the businesses unit the individual is assigned. The Compensation Committee annually considers business plans prepared by Company management, as approved by the Company Board of Directors, and establishes goals in the EIC Plan referenced and formula-linked to those business plans. The Compensation Committee reserves the right to include, or exclude from, consideration in the EIC Plan matters it considers to be of "windfall" or "non-recurring" nature, all based on evaluation of the matter in context of what best reflects performance toward improving shareholder value. Additionally, as a special component of the established EIC Plan, the Compensation Committee includes, for the CEO and CFO only, a discretionary incentive compensation consideration. That discretionary incentive compensation consideration is based on factors such as:

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Public Equity Market management actions and effectiveness
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Strategic Planning and execution
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Organizational, people, and operating infrastructure considerations
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Evidence of effective management of relationships with third party DRI partners such as service providers, financing institutions, and advisors toward strengthening the overall DRI
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Effective and appropriate management of the growth of DRI earnings over the longer term through both internal and external means such as mergers, acquisitions, strategic alliances

For the year 2001 compensation payment authorized under the EIC Plan was $249,746 to 10 individuals out of 20 individuals eligible to participate, and approved for participation, by the Compensation Committee.

By Compensation Committee and Company policy the vast majority of Company employees hold Incentive Stock Options. Executive, Key Management, and employees in a position to have most significant impact on shareholder value hold the greatest percentage of such Incentive Stock Options.

CEO Compensation

Mr. Turney participated in the EIC Plan in year 2001, as well as was paid the Annual Base Salary compensation described in "Key Management's Total Compensation Package." The Compensation Committee, acting in a manner consistent with the compensation policy described herein, determined and authorized all compensation paid to Mr. Turney. Approximately 15 percent of Mr. Turney's compensation for 2001 was based on discretionary award under the EIC Plan. There are no other special compensation programs for the CEO other than what is described herein.

The Compensation Committee annually conducts an evaluation of CEO performance. Written documentation related to various performance areas, critique of performance, and recommendations for improved performance, is followed in this review process. All Board of Directors members contribute to the review process. This review is part of consideration for any increase in compensation for the CEO.

Succession Planning

The Compensation Committee annually reviews succession planning and progression in the Company mindful in particular of the CEO. To the extent practicable given the company size, management is encouraged by the Compensation Committee to maintain orderly succession alternatives for key positions.

Employee Special Recognition

The Compensation Committee, through its Chairperson Ms. Tenney administers a special recognition award titled the "Teamsmanship Award". This award is made to the individual who, through petition and vote of all employees, is considered by fellow employees to have best demonstrated exemplary attitude, leadership, dedication, and teamwork in the Company. All employees of the Company, excluding Executive Management, are eligible for consideration for this award. Tangible recognition of this award is made in form of up to $1,500 in cash and award of 5,000 Shares of Incentive Stock Options.

Incentive Stock Option Plan

The Compensation Committee directly administers the Incentive Stock Option Plan of the company. Typical criteria for award of Incentive Stock Options includes performance, potential for impact on company performance and shareholder value, and competitive employment practice in the industry and applicable employment market. Incentive Stock Option awards are made by the Committee to employees as well as Directors. During the year, the Compensation Committee, following management's recommendation, and upon ratification by the Board of Directors, awarded 132,000 option shares. Of that total 44,000 were awarded to Directors and the balance to eight key or executive management personnel. The CEO, at his request, was excluded from this 2001 year award consideration. This request was made in interest of making a greater number of shares available to key employees and also in recognition that Mr. Turney holds the largest number of such options originating from his employment agreement as effective January 1998.

The Compensation Committee also awarded to David M. Furr, the Company's General Legal Counsel, a warrant to purchase up to 50,000 shares of Company stock at a price of $2.15 (slightly above NASDAQ market closing price at the time). This award was made upon recommendation of management, and with approval of the Board of Directors, in recognition of Mr. Furr's standing as a long-term contributor to the company strength, growth and shareholder value.

The foregoing report has been furnished by the following members of the Board of Directors of the Company who comprised the Compensation Committee:

JULIANN TENNEY (Chair) J. PHILIPS L. JOHNSTON STEPHANIE L. PINSON DAVID L. TURNEY (Ex-Officio) April 30, 2002

BOARD OF DIRECTORS'
TOTAL COMPENSATION PACKAGE

Monetary Compensation

No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such although travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors and Committee meetings are reimbursed on an actual but reasonable basis. Effective June 2001, the Company instituted a meeting-fee schedule for non-employee directors attending Board and Committee meetings.

DIGITAL RECORDERS, INC. BOARD COMPENSATION AS OF JUNE 2001

Board Meetings

In Person (Local)	$2,000

In Person (Overnight Stay Required)	$2,500

Telephonic	$1,000

Committee Meetings

All	$1,500

Additional for Chairperson	$1,000

Certain directors of the Company are consultants or advisors to the Company and receive compensation for such services. See "Certain Relationships and Related Transactions."

Stock Options

During fiscal year 2001, the Board of Directors granted a total of 44,000 options to non-employee, non-consultant directors. Such options are exercisable at a price of $2.50 per share. The following table shows the options granted to non-employee directors pursuant to the stock option plan during fiscal year 2001.

DIGITAL RECORDERS, INC. SUMMARY OF STOCK OPTIONS AWARDED TO THE BOARD OF DIRECTORS IN 2001

Individual Grants

Director	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Non- Employee Directors in the Fiscal Year	Exercise Base Price ($/Share)	Expiration Date

Russell Cleveland	7,000	15.8	2.50	25-June-11

John D. Higgins	5,000	11.4	2.50	25-June-11

J. Philips L. Johnston	5,000	11.4	2.50	25-June-11

C. James Meese Jr.	5,000	11.4	2.50	25-June-11

Stephanie L. Pinson	7,000	15.8	2.50	25-June-11

John K. Pirotte	5,000	11.4	2.50	25-June-11

Joseph Tang	5,000	11.4	2.50	25-June-11

Juliann Tenney	5,000	11.4	2.50	25-June-11

TOTAL	44,000	100.0

No stock options were exercised by the non-employee directors in the fiscal year ended December 31, 2001.

EXECUTIVE OFFICERS

The following individuals currently serve as the Company's executive officers:

-
David L. Turney, Chairman, Chief Executive Officer and President
-
Lawrence A. Taylor, Secretary, Chief Financial Officer and Vice President
-
Lawrence A. Hagemann, Chief Operating Officer of North Carolina Operations
-
Robert W. Huber, Vice President and Managing Director, Transit-Media GmbH
-
Tanya L. Johnson, Vice President and General Manager of Digital Recorders
-
Veronica B. Marks, Corporate Communications Manager
-
Björn Rönnhede, Managing Director of Mobitec Holding AB
-
Craig S. Scates, Vice President and General Manager, Digital Audio Corporation

The following material contains information concerning the executive officers of the Company who are not directors, including their recent employment and positions with the Company.

Lawrence A. Hagemann, age 57, has 15 years' transit-industry experience, including extensive experience in advanced software and micro-processor systems. In 2000, he was appointed chief operating officer of DRI's North Carolina Operations. Since February 1998, he has served as DRI's executive vice president and TwinVision na, Inc.'s president and general manager. From July 1996 to February 1998, he was TwinVision's vice president and general manager. In addition, Mr. Hagemann currently serves as a director of Transtel Communications Ltd., a developer of news media software based in London, England. He has held this position since October 1993. From July 1995 to July 1996, Mr. Hagemann was vice president of ADDAX Sound Company, a privately held company in Illinois. From April 1991 to December 1993, he served as assistant to the president of Vapor-Mark IV in Illinois. From 1973 to 1990, he was vice president of Sales and Marketing for Extel Corporation in Illinois, as well as a director of Excom Communications Limited in Slough, England, and Extel Overseas Limited in Hong Kong. A 1967 graduate of the University of Detroit, Mr. Hagemann earned a bachelor's degree in Electrical Engineering. In 1972, he earned an M.B.A. from Loyola University in Chicago.

Robert W. Huber, age 62, is widely held as the founder of the transit industry's European market, has 20 years' transit-industry experience. He founded DRI's German destination-sign subsidiary, Transit-Media GmbH, in August 1995. Prior to joining the Company, Mr. Huber was the managing director of a Mark IV Industries company. Mr. Huber received a management degree from the Université de Genève. A member of the International Union of Public Transport, Mr. Huber serves as the Industry Committee's honorary chairman and as the Industry Assembly's executive vice president. In addition, he is a Commercial Attaché and active in the IHK Industrie und Handelskammer Karlsruhe.

Tanya L. Johnson, age 38, the co-developer of the "Talking Bus" technology, has 13 years' transit-industry experience. She has been the general manager of the Company's transit-industry business unit, Digital Recorders, since 1998. She also was appointed as a DRI vice president in 1998. Previously, Ms. Johnson held various engineering and management positions at Digital Recorders, as well as at Teletec Corporation and PharmaSystems, Inc. A 1985 graduate of Duke University, Ms. Johnson earned a B.S.E.E. degree in Electrical Engineering. She is an active member of APTA.

Veronica B. Marks, age 37, has been with Digital Recorders, Inc. since July 2001. As corporate communications manager, she is responsible for the Company's marketing/communications, investor relations, strategic business planning, and patents/trademarks programs. Before joining the Company, Ms. Marks was acting marketing manager at H.D. Vest Financial Services, a non-bank subsidiary of Wells Fargo & Co in Irving, Texas. In addition to holding other marketing/communications and investor relations positions, she previously sold securities and life insurance for Edward Jones Investments, a multi-national broker/dealer based in St. Louis, Mo. A 1986 graduate of The University of Tulsa, Ms. Marks earned a B.A. degree in Communications. She is a member of the International Association of Business Communicators and an award-winning writer. In addition, she has passed the Series 7 and Series 63 securities examinations, as well as the Texas Group I (life/health insurance) examination. She also holds a current Texas Notary Public commission.

Björn Rönnhede, age 40, has 12 years' transit-industry experience and outstanding bus market knowledge. He has been the Managing Director of the Company's Swedish destination-sign subsidiary, Mobitec Holding AB, since 1998. From 1989 to 1998, Mr. Rönnhede was Mobitec Holding AB Sales and Marketing Manager. Mr. Rönnhede graduated from IHM Business School in 1989 with a Sales and Marketing degree. In 2000, Mr. Rönnhede completed a six-week Management course at the Institutet for Foretagsledning.

Craig S. Scates, age 37, has 16 years' experience in the technology industry, including seven years' experience specific to the government/law-enforcement sector. He has been responsible for the Company's law-enforcement subsidiary, Digital Audio Corporation ("DAC"), since June 2000. Prior to joining the Company, Mr. Scates served as director of the Public Safety & Law Enforcement Solutions division of DynCorp Information Systems, Inc., in Chantilly, Va. A 1986 graduate of Florida Southern College, Mr. Scates holds a B.S. degree in Business Administration. In 1989, he earned an MBA from the University of Tampa. He is an associate member of the International Association of Chiefs of Police.

Nepotism

None of the Company's directors, director nominees or executive officers is a party to any arrangement or understanding with any other person with respect to nomination as a director. There is no relationship by blood, marriage or adoption, not more remote than first cousin, between any of the Company's directors, director nominees or executive officers.

KEY MANAGEMENT'S
TOTAL COMPENSATION PACKAGE

Monetary Compensation

The following Summary Compensation Table sets forth the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years ended December 31, 2001 of David L. Turney, the Chief Executive Officer and President of the Company, Lawrence A. Hagemann, Tanya L. Johnson, Craig S. Scates and Lawrence A. Taylor. Listed below are the Company's five most highly compensated executive officers, including Mr. Turney, who were serving as executive officers at the end of the fiscal year ended December 31, 2001 (the "Named Executive Officers"). J. Phillips L. Johnston held an executive officer position during the three years ended December 31, 2001, but was not an employee of the Company on December 31, 2001.

DIGITAL RECORDERS, INC. COMPENSATION SUMMARY FOR KEY MANAGEMENT

		Annual Compensation			Long-Term Compensation Awards (1)

Name and Principle Position	Year	Salary ($)	Bonus ($)	Other ($)	Securities Underlying Options/SARs ($)

David L. Turney, Chairman of the Board, Chief Executive Officer and President	2001 2000 1999	215,000 185,000 185,000	35,000 30,000 20,000	9,722 (2) 3,426 (2) —	— — —

Lawrence A. Hagemann, Executive Vice President, Chief Operating Officer for North Carolina Operations, and General Manager, TwinVision na, Inc.	2001 2000 1999	151,667 140,000 122,727	— 77,000 10,000	8,769 (2) — —	25,000 25,000 9,559

Tanya L. Johnson, Vice President and General Manager, Digital Recorders	2001 2000 1999	119,000 107,000 100,000	45,815 — 25,908	— — —	5,000 10,000 10,000

Craig S. Scates (3), General Manager, Digital Audio Corporation	2001 2000 1999	120,833 67,803 —	31,417 20,000 —	— — —	5,000 20,000 —

Lawrence A. Taylor, Vice President, Chief Financial Officer and Secretary	2001 2000 1999	151,667 136,677 127,000	25,000 20,000 6,000	— — —	25,000 25,000 10,000

Notes

(1)
Such options were granted pursuant to the Company's Incentive Stock Option Plan.
(2)
Represents use of Company-leased automobile and accident insurance.
(3)
Mr. Scates was first employed as an officer of the Company and General Manager of Digital Audio Corporation in June 2000.

Stock Options/SAR Grants

The following table sets forth information concerning grants of stock options to the named key management pursuant to the Company's stock option plan during the fiscal year ended December 31, 2001.

DIGITAL RECORDERS, INC. SUMMARY OF STOCK OPTIONS AWARDED TO KEY MANAGEMENT IN 2001

Key Management	Total Options Held Prior to 2001	Options Granted in 2001	% of Total Options/SARs Granted to Employees in 2001	Exercise Base Price ($/Share)	Expiration Date	Total Options Held at Dec. 31, 2001

David L. Turney	250,000	—	—	—	—	250,000

Lawrence A. Hagemann	25,000	25,000	28.4	2.50	25-June-11	90,000

Tanya L. Johnson	5,000	5,000	5.7	2.50	25-June-11	45,000

Craig S. Scates	5,000	5,000	5.7	2.50	25-June-11	25,000

Lawrence A. Taylor	25,000	25,000	28.4	2.50	25-June-11	80,000

No stock options were exercised by employees in the fiscal year ended December 31, 2001.

DIGITAL RECORDERS, INC. AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 2001 AND FISCAL YEAR-END OPTION/SAR VALUES FOR KEY MANAGEMENT

	Number of Securities Underlying Non- Exercised Options/SARs at Fiscal Year-End (#)		Value of Non-Exercised, In-the-Money (1) Options/SARs at Fiscal Year-End ($2.40)

Key Management	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable

David L. Turney	250,000	—	$34,400	—

Lawrence A. Hagemann	81,667	8,333	$16,177	—

Tanya L. Johnson	43,334	1,666	$ 7,277	—

Craig S. Scates	23,334	1,666	$15,000	—

Lawrence A. Taylor	71,667	8,333	$14,600	—

Notes

(1)
Options or free-standing SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The closing market price of the Common Stock on December 31, 2001 was $2.40.

401(k) Plan

In January of 1996, the Company implemented a defined contribution savings plan for all eligible employees (as defined). The savings plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the savings plan, a participant may contribute from one to fifteen percent of his or her compensation, not to exceed an amount which would cause the plan to violate Section 401(k) and other applicable sections of the Internal Revenue Code. The Company has not made any matching contributions to the savings plan. All participants' contributions are invested, in accordance with the participant's election, in various investment funds managed by the plan trustee. The savings plan permits withdrawals in the event of disability, death, attainment of age fifty nine and one-half, termination of employment or proven financial hardship. The Company pays all the costs of administering the savings plan.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Effective January 1, 1998, the Company entered into an employment agreement with David L. Turney, to serve as the Company's Chief Executive Officer and President. The agreement provided for an annual base salary compensation of $175,000 in the first year of the term and $185,000 in the second and succeeding years (unless modified by the Company Board of Directors), for a term of four years. In addition, the agreement provided for bonus and incentive stock option compensation. In the event of a "Triggering Event," which includes a change in ownership of the Company of at least 50 percent or a merger, consolidation, reorganization or liquidation of the Company, Mr. Turney would be entitled to receive 2.9 times his annual salary, incentive and bonus payments during the most recent 12 month period, if Mr. Turney's employment was terminated or he was unable to reach a satisfactory new agreement. The agreement could be terminated by the Company or Mr. Turney with or without cause. The agreement required Mr. Turney to keep confidential certain technology and trade secrets of the Company, and prohibited Mr. Turney from engaging in business competing with the Company during his employment and for one year after termination, if initiated by him, or six months, if initiated by the Company.

Effective on December 17, 2001, the Company extended the employment agreement ("Extended Employment Agreement") with Mr. Turney. The Extended Employment Agreement is for a period of four years and provides for an increase in annual base salary compensation to $235,000 effective at January 1, 2002. The company, under terms of the above noted original employment agreement, had increased Mr. Turney's annual base salary compensation to $215,000 effective at January 1, 2001. Other terms of the Extended Employment Agreement are substantially unchanged from the previous Employment Agreement.

The Company's Incentive Stock Option Plan (the "Plan") provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all the Company's assets, any outstanding unexercised option shall become exercisable at any time prior to the effective date of such agreement. Upon the consummation of the merger or sale of assets, such options shall terminate unless they are assumed or another option is substituted therefore by the successor corporation.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND KEY MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 1, 2002 by (i) each person known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director and (iii) all executive officers and directors as a group. The information with respect to institutional investors is derived solely from statements filed with the Commission under Section 13(d) of the Securities Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND KEY MANAGEMENT

Beneficial Owners	Title/Position	Common Shares Owned as of April 1, 2002	Warrants and Exercisable Options	Total Beneficial Shares Held as of April 1, 2002 (1)	% of 3,704,475 Base Shares

5% SHAREHOLDERS

BFS U.S. Special Opportunities Trust PLC		—	850,000 (2)	850,000	18.7

Renaissance U.S. Growth and Income Trust PLC		—	850,000 (2)	850,000	18.7

Lite Vision Corporation		400,000	100,000 (3)	500,000	13.1

NAMED EXECUTIVE OFFICERS AND DIRECTORS

David L. Turney	Chairman, CEO and President	135,950	250,000	385,950	9.8

Lawrence A. Hagemann	Vice President and General Manager	10,000	81,667	91,667	2.4

Tanya L. Johnson	Vice President and General Manager	1,000	43,334	44,334	1.2

Craig S. Scates	Vice President and General Manager	1,000	23,334	24,334	(4)

Lawrence A. Taylor	Vice Chairman, CFO and Secretary	44,300	71,667	115,967	3.1

Executive Group		192,250	470,002	662,252	15.9

Russell Cleveland	Director	—	7,000	7,000	(4)

John D. Higgins Sr.	Director	119,611	25,000	144,611	3.9

J. Phillips L. Johnston	Director	36,782	75,000	111,782	3.0

James Meese Jr.	Director	1,000	36,987	37,987	1.0

Stephanie Pinson	Director	—	7,000	7,000	(4)

John Pirotte	Director	49,695	27,000	76,695	2.1

Joseph Tang	Director	400,000	125,000 (3)	525,000	13.7 (5)

Juliann Tenney	Director	17,982	27,000	44,982	1.2

Non-Executive Director Group		625,070	329,987	955,057	23.7

TOTAL		1,217,320	2,599,989	3,817,309	60.5

Notes

(1)
Beneficial ownership includes both outstanding Common Stock and shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days after the date hereof. Unless otherwise noted, sole voting and dispositive power is possessed with respect to all Common Stock shown. All percentages are calculated based on the number of outstanding shares at April 1, 2002 plus shares which a person or group has the right to acquire within 60 days. Except as noted otherwise, the address for all persons listed is: Digital Recorders, Inc.; Corporate Administration; 5949 Sherry Lane, Suite 1050; Dallas, Texas 75225.
(2)
Includes 100,000 shares subject to currently exercisable warrants and 750,000 option shares currently exercisable, all underlying the Convertible Subordinated debenture issued in June 2001 related to acquisition of Mobitec.
(3)
Address 736 Chung-Cheng Road, 18th Floor, Chung Ho City, Taipei Hsien, Taiwan, R.O.C., includes 100,000 shares subject to a currently exercisable option
(4)
Less than 1 percent.
(5)
Includes 400,000 shares owned by, and 100,000 shares subject to a currently exercisable option exercisable by, Lite Vision Corporation, of which Mr. Tang is a director, officer and principal shareholder for which Mr. Tang disclaims beneficial ownership, as well as 25,000 shares subject to currently exercisable options.

COMPARISON OF CUMULATIVE TOTAL RETURN *
AMONG THE COMPANY'S COMMON STOCK, THE NASDAQ AND THE
INFORMATION TECHNOLOGY INDEX

Five-Year Comparison

*
Assumes that the investment in the Company's Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

Proposal Two
RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has appointed McGladrey & Pullen, LLP to serve as independent public accountants of the Company for its fiscal year ending December 31, 2002. The Board seeks to have the shareholders ratify the appointment of McGladrey & Pullen, LLP, which has served as the independent public accountants of the Company since September 1998. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees billed for audit of the Company's annual financial statements for 2001 and the reviews of the financial statements included in the Company's Forms 10-QSB for that fiscal year was $242,992.

Financial Information Systems Design and Implementation Fees

The Company did not engage the principal accountant for any services of this nature.

All Other Fees

The aggregate of all other fees billed by the principal accountant was $206,700, the majority of which was for due diligence in connection with our acquisition of Mobitec and Proxy Statement procedures, as well as assistance in preparing tax returns. The Audit Committee considers the nature of this work to be compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
MCGLADREY & PULLEN, LLP, AS INDEPENDENT PUBLIC ACCOUNTANTS
FOR THE COMPANY FOR FISCAL YEAR 2002

OTHER MATTERS

Except for the matters described herein, as of the date of this Proxy Statement, management does not intend to present any other matters for action at the Annual Meeting and knows of no other matters to be presented at such Annual Meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person acting under the proxy.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

The Company purchases electronic components supporting the transportation communications segment from a major stockholder, Lite Vision Corporation ("Lite Vision"), a Taiwan-based company. Lite Vision holds 10.7 percent (400,000) of the outstanding shares of common stock of the Company. The components consist primarily of light emitting diodes (LED) printed circuit boards and power supplies. The Company, a holder of an exclusive license from Lite Vision, purchased from Lite Vision approximately $4.4 million and $6.7 million during 2001 and 2000, respectively. The accounts payable balance due to Lite Vision was $1,528,786 and $2,224,555 at December 31, 2001 and 2000, respectively. Mr. Joseph Tang is President of Lite Vision and serves on the Company Board of Directors.

John D. Higgins, a director of the Company, was an employee of Investec Ernst & Co., a securities and investment banking firm that was engaged in December 2000 to provide a fairness opinion from a financial point of view with respect to the Mobitec acquisition. (Mr. Higgins retired from that company in 2001.) Investec Ernst & Co. received a fee of $120,000, plus reasonable actual expenses, for furnishing the fairness opinion. In addition, also as part of the Mobitec acquisition, Mr. Higgins received a fee of $17,500 for the successful completion of certain convertible debenture financing.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Shareholders who intend to submit proposals for inclusion in the Proxy Statement for the 2003 Annual Meeting of Shareholders must do so by sending the proposal and supporting statements, if any, to the Company such that the Company receives such materials no later than February 6, 2003. Such proposals should be sent to: Digital Recorders, Inc.; Corporate Administration; 5949 Sherry Lane, Suite 1050; Dallas, Texas 75255; ir@digrec.com.

COMPLIANCE WITH
SECTION 16(A) OF THE EXCHANGE ACT

Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to the fiscal year 2001. To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations with respect to filing of such reports, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were complied with for the fiscal year ended December 31, 2001.

ANNUAL REPORT ON FORM 10-KSB AND
ANNUAL REPORT TO SHAREHOLDERS

The Company will provide without charge to each person solicited a copy of the 2001 Annual Report on Form 10-KSB, including financial statements and financial statement schedules filed therewith, upon written request to: Digital Recorders, Inc.; Corporate Administration; 5949 Sherry Lane, Suite 1050; Dallas, Texas 75225; E-Mail: ir@digrec.com.

                      By Order of the Board of Directors,
                      /s/ DAVID L. TURNEY
                      Chairman, Chief Executive Officer and President
                      April 30, 2002

Appendix
DIGITAL RECORDERS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Is Solicited on Behalf of the Board of Directors

As the undersigned shareholder, I hereby appoint David M. Furr to serve as my proxy and attorney-in-fact. I grant Mr. Furr full power to: (1) designate a substitute representative, (2) represent me, and (3) vote all of the shares in Digital Recorders, Inc. that I am entitled to vote at the Company's Annual Meeting of the Shareholders. I understand that I am both eligible and invited to attend the Company's Annual Meeting of Shareholders, which will be held at 10 a.m. (Eastern) on Wednesday, May 22, 2002, at the Sheraton Imperial Hotel and Conference Center in Durham, N.C. I understand that I am both eligible and invited to attend any adjournment of the Annual Meeting of Shareholders as stated in the proposals listed below and, more particularly, in the Proxy Statement of the Company dated April 30, 2002. I acknowledge the receipt of the Proxy Statement and this ballot, both of which were mailed to me on or about April 30, 2002.

  Instructions: Please mark your vote as in this example:  ☒

I.
To vote upon the proposal to elect the nominees to serve on the Company's board of directors for a term of one to three years or until their successors are elected and qualified.

☐ For Election of All Nominees Listed	☐ To Withhold Authority to Vote for all Nominees Listed Below
Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name below:
Stephanie L. Pinson Joseph Tang	Lawrence A. Taylor Juliann Tenney
II.
To ratify the appointment of McGladrey & Pullen, LLP as the independent certified public accountants of the Company.

For	Against	Abstain
☐	☐	☐
III.
I plan to attend the Annual Meeting:

Yes	No	Maybe
☐	☐	☐

The shares represented hereby will be voted as specified. If no Specifications are made, such shares will be voted FOR the above proposals for which no specification is made.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE SIGN, DATE, AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED SELF ADDRESSED STAMPED ENVELOPE.

Signature(s)

Date _____________________________________ , 2002
NOTE: Please sign name exactly as your name appears on the Stock Certificate. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If more than one trustee, all should sign. All joint owners must sign.

QuickLinks

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT April 30, 2002
VOTING AND SOLICITATION OF PROXIES
WHERE TO ADDRESS QUESTIONS REGARDING THE PROPOSALS HEREIN AND HOW TO OBTAIN ADDITIONAL COPIES
Proposal One ELECTION OF DIRECTORS
2001-2002 BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
BOARD OF DIRECTORS' TOTAL COMPENSATION PACKAGE
EXECUTIVE OFFICERS
KEY MANAGEMENT'S TOTAL COMPENSATION PACKAGE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND KEY MANAGEMENT
COMPARISON OF CUMULATIVE TOTAL RETURN * AMONG THE COMPANY'S COMMON STOCK, THE NASDAQ AND THE INFORMATION TECHNOLOGY INDEX
Proposal Two RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
ANNUAL REPORT ON FORM 10-KSB AND ANNUAL REPORT TO SHAREHOLDERS
Appendix DIGITAL RECORDERS, INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS